EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NAVTEQ Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

The audit report covering the December 31, 2006 consolidated financial statements and schedule refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, during 2006.

/s/ KPMG LLP

Chicago, Illinois
May 8, 2007